Contacts:	Investors:
Anna Marie Dunlap SVP Investor & Corporate Communications Corinthian Colleges, Inc. 714-424-2678

Media:
Robert Jaffe Pondel Wilkinson, Inc. 310-279-5969

CORINTHIAN COLLEGES RECEIVES
ADDITIONAL NASDAQ STAFF DETERMINATION LETTER

Santa Ana, CA, November 21, 2006 – Corinthian Colleges, Inc. (NASDAQ:COCO) has received an additional Nasdaq Staff Determination letter stating that the Company’s common stock is subject to delisting from the Nasdaq Global Select Market for failure to file a fiscal 2007 first quarter Form 10-Q (“10-Q”) with the Securities and Exchange Commission (SEC) by the required deadline.

Timely filing of annual and periodic reports with the SEC is required for continued listing under Nasdaq Marketplace Rule 4310(c)(14). The Company had previously filed a Form 12b-25 with the SEC indicating that the Company would be unable to file its 10-Q by its required due date of November 9, 2006 due to the Company’s ongoing review of its historic stock option grants.

In October, the Company received a Nasdaq Staff Determination Letter stating that the Company was subject to delisting for failure to file its fiscal 2006 Form 10-K (“10-K”) by the required deadline. The Company appealed that staff determination in a hearing on November 9, 2006.

The Company expects to file its 10-K and 10-Q as soon as practicable. When both filings have been made, the Company expects Nasdaq to cease delisting proceedings against the Company.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 94 schools in 25 states in the U.S. and 33 schools in the seven provinces of Canada. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen career. Corinthian offers diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of fields, including healthcare, transportation technology, criminal justice, business, information technology, and construction trades.